Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-202707) on Form S-8 of Equitable Financial Corp. of our report dated September 23, 2015, relating to our audit of the consolidated financial statements, which is incorporated in this Annual Report on Form 10-K of Equitable Financial Corp. for the year ended June 30, 2015.

Omaha, Nebraska

September 23, 2015